Exhibit 10.11

Amended and Restated Option Agreement

This Amended and Restated Option Agreement (this “Option Agreement”) is entered into as of November 11, 2021, by and among Afik & Co., Attorneys and Notary, (“Provider”), Doron Afik, Israeli ID 028773109 (“Doron”), and Maris-Tech Ltd., a company incorporated under the laws of the State of Israel, registration number 514135730, having its principal place of business at 3 Golda Meir St., Ness Ziona, Israel (“Company”), each “Party” and together “Parties”.

WHEREAS,	Company and Provider have entered into a Services Agreement dated June 09, 2020 (“Services Agreement”) for the Provider to furnish legal services for Company IPO in Australia and wish to amend it in connection with a potential initial public offering of the Company’s ordinary shares or other securities on The Nasdaq Stock Market LLC or another national securities exchange (“IPO”);

THEREFORE, the Parties agreed as follows:

1.	This Option Agreement amends and restates in its entirety that certain Option Agreement by and between the Parties entered into as of April 21, 2021.

2.	Doron shall be entitled, for the services that Doron provides personally to Company, to warrants to purchase a number of shares of Company in the amount equal to 2% of the number of shares of Company issued and outstanding immediately following the closing of the IPO at the at the IPO price (excluding any shares subject to the over-allotment option), exercisable within 5 years of the closing of the IPO.

3.	This Option Agreement supersedes all provisions of the Service Agreement by and between Company and Provider dated June 09, 2020, relating to the right of Provider to receive options or shares in Company.

4.	Miscellaneous

4.1	Governing Law, Jurisdiction

This Option Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without regard to the conflict of law provisions thereof. Subject to §4.2 below, any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent courts in Tel Aviv, Israel, and each of the Parties hereby irrevocably submits such dispute to the exclusive jurisdiction of such courts.

4.2	Arbitration

All disputes arising out of or in connection with this Option Agreement shall be finally settled under arbitration before a single arbitrator appointed by the Court. The arbitrator shall be an attorney with experience in international initial public offerings or international investment agreements and masters the English language and in any case shall not be a retired judge. The arbitration shall be in Tel Aviv, Israel.

4.3	This Option Agreement may be executed in any number of counterparts, each of whom shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have signed this Agreement as of the date set below

	Date	Signature
Afik & Co., Attorneys and Notary	November 11, 2021	/s/ Afike & Co

Doron Afik	November 11, 2021	/s/ Doron Afik

Maris Tech Ltd.	November 11, 2021	/s/ Israel Bar